CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ben Franklin Bank of Illinois

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 8, 1998, of our report dated February 27, 1998, on the financial statements of Ben Franklin Bank of Illinois (formerly known as Douglas Savings Bank) for the year ended December 31, 1997. We also consent to the reference to us under the headings "The Conversion - Income Tax Consequences" and "Experts", in this Amendment No. 2 to the Registration Statement on Forms S-1.



                                               Crowe, Chizek and Company LLP

Oak Brook, Illinois
May 8, 1998